FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:
Robert S. McMillan	John G. Nesbett/David K. Waldman
Chief Financial Officer	Lippert Heilshorn & Associates
New Horizons Worldwide, Inc.	(212) 838-3777
(714) 940-8001	dwaldman@lhai.com

New Horizons Announces Profitable Second Quarter

ANAHEIM, Calif. - July 30, 2003 - New Horizons Worldwide, Inc. (Nasdaq: NEWH), today announced financial results for the second quarter ended June 30, 2003.

Revenue for the second quarter was $36.0 million, compared to $36.2 million in the second quarter of 2002. Revenue from the company-owned training centers was $26.0 million, up from $25.4 million in the second quarter of 2002. Franchising revenues were $9.9 million, compared to $10.8 million last year. Net income for the second quarter was $382,000, or $0.04 per diluted share, compared to $372,000 or $0.04 per diluted share in the second quarter of 2002.

Revenue for six months was $71.8 million, up from $70.8 million in the same period last year. Revenue from the company-owned training centers was $52.3 million, up from $50.4 million in the first six months of 2002. Franchising revenues were $19.5 million, compared to $20.4 million last year. Net income for the six months was $550,000, or $0.05 per diluted share, compared to a net loss of $17.4 million or $1.66 per diluted share in the same period last year. Last year’s results include a transitional goodwill impairment charge of $17.8 million, net of tax benefits of $9.2 million, resulting from a change in accounting principle.

“We are pleased to report our second consecutive profitable quarter,” said Thomas J. Bresnan, president and chief executive officer. “Although the downturn in the IT industry continues to impact our top-line, we believe the business has stabilized and we are generating stronger sales in our company-owned locations. For the sixth consecutive quarter our bookings have exceeded delivered revenue and our deferred revenue now stands at $23.7 million, up $1.5 million for the quarter. Furthermore, we improved gross margin over 200 basis points from the same period last year, and we have sustained profitability.”

Mr.     Bresnan continued, “We attribute the strength in our company-owned locations to marketing and sales initiatives focused on the consumer segment. In fact, our consumer business in the company owned locations increased over 100 percent compared to the same period last year and now represents approximately 30 percent of our overall business. These same marketing and sales initiatives are in the process of being rolled out to the franchise locations. In addition, our enterprise business remains strong. This quarter we signed substantial contracts with the U.S. Navy and American Airlines” continued Mr. Bresnan.

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“During the quarter, we signed a new master franchise agreement for Taiwan. We also continue to see a ramp-up in business skills sales, and we experienced a substantial increase in demand for security training. Our eLearning business has been an important growth driver for the company, as we closed our largest eLearning deal to date with the City of Las Vegas that includes over 2,200 users.

Robert S. McMillan, chief financial officer, stated, “We generated strong operating cash flow of $7.6 million, of which we used $1.1 million to further pay down our debt. We now have $12.4 million on hand which exceeds our total debt of $9.1 million and as a result, we are in a very strong position to grow our business.”

System-wide revenues for the second quarter, which include revenues for all training centers, both company-owned and franchised, totaled $102.0 million versus $113.5 million in the prior year quarter. For the six months, system-wide revenues were $203.1 million versus $223.2 million in 2002.

The company has scheduled an investor conference call for 5 p.m. eastern today, Wednesday July 30, 2003. There will be a live Webcast of the conference call over the investor relations page of the New Horizons Web site at www.newhorizons.com and on www.streetevents.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the above Web sites for 30 days. A telephone replay of the call will also be available through August 6. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the U.S.) and enter conference ID 1832483.

About New Horizons

New Horizons Computer Learning Centers was named the world’s largest IT training company by IDC in 2002. New Horizons is a subsidiary of New Horizons Worldwide, Inc. (Nasdaq: NEWH). Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 255 centers in 53 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. Featuring the largest sales force in the IT training industry, New Horizons has over 1,700 account executives, 2,000 instructors and 1,900 classrooms. For more information, visit www.newhorizons.com.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the company’s dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission.

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NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
Three and six months ended June 30, 2003 and 2002
(Dollars in thousands except per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Revenues
Franchising
Franchise fees	$412	$278	$715	$436
Royalties	4,527	4,987	8,773	9,778
Courseware sales and other	4,980	5,541	10,010	10,200

Total franchising revenues	9,919	10,806	19,498	20,414
Company-owned training centers	26,039	25,419	52,288	50,352

Total revenues	35,958	36,225	71,786	70,766

Cost of revenues	19,647	20,566	39,657	40,197
Selling, general and administrative expenses	15,564	14,585	30,937	28,989

Operating income	747	1,074	1,192	1,580
Interest expense	136	494	344	940
Investment income	27	41	68	104

Income before income taxes	638	621	916	744
Provision for income taxes	256	249	366	298

Income before cumulative effect of change
in accounting principle	382	372	550	446
Cumulative effect of change in accounting principle,
net of tax of $9,200	--	--	--	(17,800)

Net Income (loss)	$382	$372	$550	$(17,354)

Weighted average number of common and common
equivalent shares outstanding - Basic	10,387,657	10,270,426	10,387,657	10,246,928

Weighted average number of common and common
equivalent shares outstanding - Diluted	10,387,992	10,450,745	10,387,829	10,461,933

Basic Earnings Per Share
Income per share before cumulative effect of change in
accounting principle	$0.04	$0.04	$0.05	$0.04
Cumulative per share effect of change in
accounting principle, net of tax	$--	$--	$--	$(1.73)

Net income (loss) per share	$0.04	$0.04	$0.05	$(1.69)

Diluted Earnings Per Share
Income per share before cumulative effect of change in
accounting principle	$0.04	$0.04	$0.05	$0.04
Cumulative per share effect of change in
accounting principle, net of tax	$--	$--	$--	$(1.70)

Net income (loss) per share	$0.04	$0.04	$0.05	$(1.66)

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
June 30, 2003 and December 31, 2002
(Dollars in thousands, except per share data)

	June 30,	December 31,
	2003	2002

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,933	$5,085
Restricted cash	3,500	3,500
Accounts receivable, net	19,076	19,627
Inventories	1,312	1,334
Prepaid expenses	9,445	8,886
Refundable income taxes	1,294	5,459
Deferred tax assets	2,209	2,209
Other current assets	974	874

Total current assets	46,743	46,974

Property, plant and equipment, net	16,075	17,278
Goodwill	18,368	18,368
Cash surrender value of life insurance	1,154	1,154
Deferred tax assets, net	23,061	23,061
Other assets	2,682	2,472

Total Assets	$108,083	$109,307

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$3,000	$6,504
Accounts payable	6,130	5,072
Deferred revenue	23,693	21,855
Other current liabilities	18,586	18,228

Total current liabilities	51,409	51,659

Long-term debt, excluding current portion	6,139	7,952
Deferred rent	2,228	1,952
Other long-term liabilities	387	374

Total liabilities	60,163	61,937

Commitments and contingencies	--	--
Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares
authorized, no shares issued or outstanding	--	--
Common stock, $.01 par value, 20,000,000 shares authorized;
10,572,657 shares issued and outstanding at June 30, 2003
and December 31, 2002, respectively	106	106
Additional paid-in capital	48,204	48,204
Retained earnings	908	358
Treasury stock at cost - 185,000 shares at June 30, 2003
and December 31, 2002	(1,298)	(1,298)

Total stockholders' equity	47,920	47,370

Total Liabilities & Stockholders' Equity	$108,083	$109,307

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
Six months ended June 30, 2003 and 2002
(Dollars in thousands)

	Six months ended June 30,
	2003	2002

Cash flows from operating activities
Net income (loss)	$550	$(17,354)
Adjustments to reconcile net income to net cash and cash
equivalents provided by operating activities:
Cumulative effect of change in accounting principle	--	27,000
Tax benefit of change in accounting principle	--	(9,200)
Depreciation and amortization	3,468	3,778
Gain on disposal	(8)	--
Cash provided (used) from the change in:
Accounts receivable	550	617
Inventories	22	83
Prepaid expenses and other assets	(869)	(2,456)
Income taxes	4,165	(639)
Accounts payable	1,057	(436)
Deferred revenue	1,838	4,399
Other liabilities	354	1,305
Deferred rent	277	192

Net cash provided by operating activities	11,404	7,289

Cash flows from investing activities
Cash paid for acquisitions made in prior periods	--	(442)
Additions to property, plant and equipment	(2,292)	(1,606)
Proceeds from sale of property, plant and equipment	36	--

Net cash used by investing activities	(2,256)	(2,048)

Cash flows from financing activities
Proceeds from exercise of stock options		694
Proceeds from issuance of debt	10,939	--
Principal payments on debt obligations	(16,239)	(257)

Net cash (used) provided by financing activities	(5,300)	437

Net increase in cash and cash equivalents	3,848	5,678
Cash and cash equivalents at beginning of period	8,585	6,077

Cash and cash equivalents at end of period	$12,433	$11,755

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$284	$917

Income taxes	$581	$588